Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

February 27, 2002

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 ("Registration Statement") that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering up to 2,903,600 shares (the "Shares") of common stock, par value $.20 per share, of ADC Telecommunications, Inc. ("ADC"). You have advised us that the Shares constitute shares of common stock that were previously registered under the ADC Telecommunications, Inc. Non-employee Director Stock Option Plan (the "Non-employee Director Plan"). ADC has combined the Non-employee Director Plan with the ADC Telecommunications, Inc. Global Stock Incentive Plan (the "Global Plan"), which combination was approved by ADC's shareholders on February 19, 2002. The Registration Statement relates to the Shares previously authorized to be issued under the Non-employee Director Plan that have now been authorized to be issued under the Global Plan. The Shares will be issuable from time to time under the Global Plan.

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of ADC and of public officials.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Global Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Dorsey & Whitney LLP

TCC